EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS FY2015 ADJUSTED DILUTED E.P.S. OF $0.75 ON RECORD REVENUE OF $41.5 MILLION

BOARD OF DIRECTORS RE-AUTHORIZES $3 MILLION STOCK REPURCHASE PLAN

DURANGO, Colorado (May 21, 2015) – Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”) today reported its operating results for the fourth quarter and fiscal year ended February 28, 2015 (FY2015). The Company franchises and operates gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products. U-Swirl, Inc. (OTCQB: SWRL) (“U-Swirl”), a subsidiary of the Company in which the Company owns a 39% controlling interest, franchises and operates self-serve frozen yogurt cafés. The Company will host an investor conference call today at 4:15 p.m. Eastern Time to discuss its operating results and other topics of interest (see details below).

FY2015 HIGHLIGHTS AND SUBSEQUENT EVENTS

●

The Company’s total revenue increased 5.9 percent to a record $41.5 million in FY2015, compared with revenue of $39.2 million in the fiscal year ended February 28, 2014 (FY2014). System-wide, same-store sales at the Company’s domestic Rocky Mountain Chocolate Factory store locations increased 3.1 percent in FY2015, when compared with prior-year levels. Same-store pounds of product purchased from the Company’s factory by franchisees and co-branded licensees was unchanged relative to the previous fiscal year.

●

On a non-GAAP basis, the Company’s FY2015 adjusted net income, a non-GAAP measure defined later in this release, increased slightly to $4,832,000, or $0.75 per diluted share, compared with $4,797,000, or $0.75 per diluted share, in FY2014.

●

Net income attributable to RMCF shareholders declined 10.4 percent to $3,938,000, or $0.64 per basic and $0.61 per diluted share, in FY2015, versus net income attributable to RMCF shareholders of $4,393,000, or $0.72 per basic and $0.68 per diluted share, in FY2014. In the fourth quarter of FY2015, the Company recorded net income attributable to RMCF shareholders of $1,387,000, or $0.23 per basic and $0.22 per diluted share, versus net income attributable to RMCF shareholders of $1,487,000, or $0.24 per basic and $0.23 per diluted share, in the prior-year period.

●	Adjusted EBITDA, a non-GAAP measure defined later in this release, increased 16.9 percent to $9,014,000 in FY2015, versus $7,709,000 in FY2014.

●	U-Swirl reported a net loss of ($312,234) in FY2015, which represented an 85 percent improvement relative to the previous fiscal year’s net loss of ($2,126,484).

●

Factory sales increased 2.7 percent in FY2015, primarily due to a 16.0 percent increase in product shipments to customers outside the Company’s network of franchised retail stores and cafés. Factory gross margin narrowed to 30.3 percent of factory sales in FY2015, from 31.4 percent a year earlier.

●

Retail sales declined 3.7 percent in FY2015, while retail gross margin improved to 64.9 percent of retail sales in FY2015, versus 64.1 percent in FY2014. Same-store sales at Company-owned stores and cafés increased 0.2 percent in FY2015 when compared with the previous fiscal year.

●

Royalty and marketing fees increased 24.8 percent in FY2015, primarily due to a 43.8 percent increase in the number of domestic franchised stores in operation resulting from U-Swirl’s acquisition of three self-serve frozen yogurt franchising companies in January and February 2014, partially offset by a 6.3 percent decrease in the number of domestic Rocky Mountain Chocolate Factory franchised stores in operation during FY2015.

●

Franchise fees increased 29.8 percent in FY2015, primarily due to the execution of international master license agreements for the development and franchising of Rocky Mountain Chocolate Factory stores in the Republic of the Philippines and CherryBerry self-serve frozen yogurt cafés in the Canadian province of British Columbia.

●	Operating income increased 13.9 percent to $5,965,000 in FY2015, compared with operating income of $5,236,000 in the previous fiscal year.

●

The Company’s franchisees and licensees opened 4 domestic Rocky Mountain Chocolate Factory stores, 7 international licensed stores, and 6 co-branded Cold Stone Creamery stores during FY2015. U-Swirl franchisees opened 24 self-serve frozen yogurt cafés during FY2015.

●

Subsequent to the end of FY2015, U-Swirl acquired Let’s Yo!, LLC, a franchisor of self-serve frozen yogurt stores primarily in the Northeastern U.S. U-Swirl also announced the signing of master licensing agreements for its CherryBerry frozen yogurt brand in the Canadian Province of Ontario in April 2015.

●

Effective March 1, 2015, the Company was reorganized to create a holding company structure. The operating subsidiary with the same name, Rocky Mountain Chocolate Factory, Inc., a Colorado corporation (“RMCF”), which was previously the public company, became a wholly-owned subsidiary of a newly formed entity, Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (“Newco”), and all of the outstanding shares of common stock of RMCF were exchanged on a one-for-one basis for shares of common stock of Newco. The new holding company began trading on March 2, 2015 on the NASDAQ Global Market under the symbol “RMCF”, which was the same symbol used by RMCF prior to the holding company reorganization. The change in structure more accurately reflects the scope of the Company’s current operations and its future direction. Current subsidiaries of the holding company include RMCF and U-Swirl.

●

The Company repurchased 246,106 shares of its common stock at an average price of $12.71 during FY2015. On May 19, 2015, the Board of Directors reauthorized the Company’s stock buyback program with a new ceiling of $3 million on the amount that can be committed to the repurchase of common shares in the open market or in private transactions when deemed appropriate by management.

●

On January 13, 2015, the Company announced approval by its Board of Directors of a 9 percent increase in the quarterly cash dividend, to $0.12 per share. This represented the twelfth increase in quarterly dividend payout since the Company began paying cash dividends in September 2003. On May 21, 2015, the Company announced that its 48th consecutive quarterly cash dividend will be paid on June 12, 2015 in the amount of $0.12 per share.

MANAGEMENT COMMENTS

“While Fiscal 2015 was a year of modest growth in total revenue and adjusted non-GAAP net income, we were pleased with our accomplishments on a number of fronts that should position our Company for continued success going forward,” stated Bryan Merryman, Chief Operating Officer and Chief Financial Officer of the Company “Reflecting the fact that we are now franchising both chocolate and frozen yogurt retail stores, effective March 1, 2015, following approval by our shareholders, we completed the reorganization of Rocky Mountain Chocolate Factory, Inc. into a holding company that is domiciled in Delaware. Following such reorganization, the Company now operates two subsidiaries – Rocky Mountain Chocolate Factory, Inc. (a Colorado corporation) and U-Swirl, Inc. (a Nevada corporation) – and we believe the holding company structure provides improved flexibility to pursue the strategic goals of each business unit. Operating as a holding company also more accurately reflects the scope of our current operations, while allowing our common stock to continue trading on the NASDAQ Global Market under the symbol RMCF.”

“Our Rocky Mountain Chocolate Factory business recorded modest growth in Fiscal 2015, driven by a healthy 16 percent increase in factory sales to customers outside of our network of franchised and licensed chocolate stores. Our franchisees reported a 3.1 percent increase in same-store sales for the year, capped off by a healthy 7.5 percent same-store sales gain and a 7.0 percent increase in factory sales to franchisees in the fourth quarter. While economic and financial environments continue to present a challenge to franchisees that might want to open traditional stores in the U.S., we have focused on our successful co-branding, specialty market sales, and international growth initiatives during the past year. Our accomplishments in these areas included the signing of a Master Licensing Agreement in the Republic of the Philippines and the opening of our first two licensed stores in the Kingdom of Saudi Arabia, along with our initial entry into the ‘mass market’ through a test marketing program with two grocery chains owned by The Kroger Company. We also continue to evaluate licensing and other opportunities wherein we can leverage the growing strength of our Rocky Mountain Chocolate Factory brand name. Our initial licensing agreement with Kellogg Company, which allowed the breakfast food giant to use our brand name to market a specialty cereal, was very successful and has been expanded in both time frame and geographical scope during the past fiscal year.”

“Our U-Swirl subsidiary reported a 36 percent increase in sales and achieved an 85 percent reduction in net loss during Fiscal 2015, reflecting the assimilation of acquisitions that more than tripled the number of self-serve frozen yogurt stores within its franchise network,” continued Merryman. “In the third quarter of Fiscal 2015, we restructured U-Swirl’s management team and its ability to work more closely with Rocky Mountain Chocolate Factory, in order to take advantage of RMCF’s more than three decades of experience and success in franchise development, marketing and franchisee support. Since September 2014, we have consolidated many of U-Swirl’s corporate activities into Rocky Mountain Chocolate Factory, Inc.’s headquarters facility in Durango, Colorado, eliminated duplicate positions and functions, and restructured the management team in a manner that is more compatible with the Company’s long-term strategic goals.”

“U-Swirl has been quite active during the past 15 months. Not only was the subsidiary busy integrating the CherryBerry, Yogli Mogli and Fuzzy Peach acquisitions that were completed in January and February 2014, but its franchisees opened 24 new self-serve frozen yogurt stores and 10 locations became co-branded cafés with the Rocky Mountain Chocolate Factory brand, during the past fiscal year. Internationally, the CherryBerry brand has expanded its potential international footprint with the signing of Master Licensing Agreements in the Canadian provinces of Ontario and British Columbia, and subsequent to the end of the fiscal year U-Swirl completed the acquisition of Let’s Yo!, LLC, thereby extending its reach into the Northeastern U.S. U-Swirl has emerged as one of the largest franchisors in the frozen yogurt industry, and our belief that the industry is ripe for consolidation is stronger than ever.”

“On the financial front, we further illustrated our philosophy that our shareholders should share directly in the Company’s success by announcing a 9 percent increase in the quarterly cash dividend in January 2015. The cash dividend has been increased 12 times since we first started paying dividends in September 2003 and, based on our closing stock price of $13.51 on May 20, 2015, the dividend of $0.12 per share ($0.48 annualized) provides our shareholders with a current yield of 3.6 percent. Also, during Fiscal 2015 the Company repurchased 246,106 shares of its common stock at an average price of $12.71 per share. On May 19, 2015, our Board of Directors reauthorized the stock buyback program by authorizing management to repurchase up to another $3 million worth of common stock in the open market or in private transactions.”

“Our balance sheet remains strong, and the Company is financially well-positioned to pursue the enhancement of shareholder value,” continued Merryman. “Cash balances at February 28, 2015 approximated $7.2 million, which represented a 22 percent increase from a year earlier. This increase in cash was accumulated after the payment of $2.7 million in cash dividends and the outlay of $3.1 million to repurchase shares of our common stock.”

FY2015 OPERATING RESULTS

For FY2015, revenue increased 5.9 percent to approximately $41.5 million, compared with revenue of approximately $39.2 million in FY2014. The increase was attributable to higher factory sales and increased franchise, royalty and marketing fees, partially offset by a modest decline in retail sales.

System-wide, same-store sales at the Company’s domestic Rocky Mountain Chocolate Factory store locations increased 3.1 percent in FY2015 when compared with the previous fiscal year.

Total factory sales increased 2.7 percent to approximately $25.9 million in FY2015, due primarily to a 16 percent increase in shipments of product to customers outside the Company’s network of franchise retail locations. Such increase was partially offset by a 6.3 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation. Factory adjusted gross margin declined 110 basis points to 30.3 percent of factory sales in FY2015, versus 31.4 percent a year earlier. The decrease in factory adjusted gross margin was due primarily to an increase in the average selling price of products to domestic franchise units being more than offset by increases in the costs of certain materials.

Retail sales declined 3.7 percent to approximately $6.2 million in FY2015, relative to approximately $6.4 million in the previous fiscal year. The decrease was primarily due to increased performance of Company-owned locations acquired during FY2014, offset by the closure or sale of certain stores. Additionally, same-store sales at all Company-owned stores and cafés increased 0.2 percent during FY2015 compared to FY2014. Retail gross margin increased to 64.9 percent of retail sales in FY2015, from 64.1 percent of retail sales in FY2014. The increase in Company-owned store margin is due primarily to an increase in U-Swirl stores in operation and associated higher margins.

Royalties and marketing fees rose 24.8 percent to approximately $8.8 million in FY2015, compared with approximately $7.1 million in FY2014, primarily due to a 43.8 percent increase in the number of domestic franchise stores in operation resulting from U-Swirl’s acquisition of the CherryBerry, Yogli Mogli and Fuzzy Peach franchise systems in January and February 2014 and the associated increase in franchise revenue due to such acquisitions. This was partially offset by a 6.3 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation, from 223 in FY2014 to 209 in FY2015. During FY2015, domestic Rocky Mountain Chocolate Factory franchisees and licensees opened 4 new domestic stores, 6 new co-branded Cold Stone Creamery stores and 7 international stores. U-Swirl franchisees opened 24 new stores during FY2015. Complete lists of stores are available on the Company’s websites at www.rmcf.com and www.u-swirl.com.

Franchise fees rose 29.8 percent to approximately $586,800 in FY2015, versus approximately $452,000 in FY2014, primarily due to the execution of international Master Licensing Agreements for the Republic of the Philippines and the Canadian Province of British Columbia.

Income from operations increased 13.9 percent in FY2015 to approximately $6.0 million, compared with approximately $5.2 million a year earlier. The improvement in operating income resulted from 5.9 percent higher revenues and a decline in general and administrative expenses, partially offset by lower factory gross margins, along with higher franchise, sales and marketing, depreciation and amortization, and restructuring and acquisition-related costs.

Interest expense, net of interest income, totaled $184,526 FY2015, compared with interest income, net of interest expense, of $35,263 in FY2014. The increase in net interest expense resulted from an expansion in outstanding debt from a promissory note entered into in January 2014 to fund business acquisitions by U-Swirl. The Company recognized an $18,380 investment gain in FY2014, whereas no such gain was recorded in FY2015.

Pretax income rose 9.3 percent to $5,780,441 in FY2015, versus $5,289,164 in the previous fiscal year. The Company’s effective income tax rate in FY2015 was 35.3 percent, which represented a decrease of 5.4 percentage points when compared with an effective rate of 40.7 percent in FY2014. The decrease in effective tax rate was primarily due to the tax consequences of U-Swirl’s pre-tax loss.

Consolidated net income, before adjusting for the net loss attributable to non-controlling interest, increased 19 percent to $3,742,746 in FY2015, compared with $3,134,504 in FY2014.

Net income attributable to the Company’s shareholders (after deducting the net loss attributable to non-controlling interest) declined 10.3 percent to $3,937,840, or $0.64 per basic and $0.61 per diluted share, in FY2015, compared with net income attributable to RMCF shareholders of $4,392,444, or $0.72 per basic and $0.68 per diluted share, in FY2014.

U-Swirl recorded net loss of ($312,234) in FY2015, compared with a net loss of ($2,126,484) in FY2014. This represented a reduction of 85 percent in U-Swirl’s net loss in the most recent fiscal year relative to the previous fiscal year.

Adjusted net income (a non-GAAP financial measure defined later in this release) for FY2015 improved modestly to $4,832,000, or $0.75 per diluted share, compared with $4,797,000, or $0.75 per diluted share, in the previous fiscal year.

Adjusted EBITDA (a non-GAAP financial measure defined later in this release) increased 16.9 percent in FY2015 to $9,014,000, versus $7,709,000 in FY2014.

FOURTH QUARTER OPERATING RESULTS

For the three months ended February 28, 2015 (fourth quarter of FY2015), revenue increased 0.9 percent to approximately $11.2 million, compared with revenue of approximately $11.1 million in the three months ended February 28, 2014 (fourth quarter of FY2014). The revenue increase was attributable to higher factory sales, royalty and marketing fees, and franchise fees, partially offset by a reduction in retail sales, relative to the prior-year period.

Same-store sales at the Company’s domestic Rocky Mountain Chocolate Factory franchise locations increased 7.5 percent in the fourth quarter of FY2015 when compared with the corresponding period of the previous fiscal year.

Total factory sales increased 2.6 percent to approximately $7.7 million in the fourth quarter of FY2015, versus approximately $7.5 million a year earlier, primarily due to a 7.0 percent increase in purchases by franchised stores partially offset by a 3.7 percent decline in shipments of product to customers outside of the Company’s network of franchised and licensed retail stores and a decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation.   Factory gross margin declined by 130 basis points to 28.6 percent of factory sales in the fourth quarter of FY2015, compared with 29.9 percent a year earlier.

Retail sales decreased 13.5 percent to approximately $1.3 million in the fourth quarter of FY2015, versus approximately $1.5 million in the year-earlier period, due to the closure or sale of certain stores operated primarily by U-Swirl. Same-store sales at all Company-owned locations decreased 0.4 percent in the fourth quarter of FY2015 when compared with the year-earlier quarter. Retail gross margin improved to 62.6 percent of retail sales in the fourth quarter of FY2015, versus 62.4 percent of retail sales in the fourth quarter of FY2014.

Royalties and marketing fees rose 3.1 percent to approximately $2.1 million in the fourth quarter of FY2015, compared with approximately $2.0 million in the prior-year period, due to an increase of 13.6 percent in the average number of domestic franchised stores in operation, primarily resulting from U-Swirl acquisitions, partially offset by a decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation.

Franchise fees increased 75.4 percent to approximately $107,000 in the fourth quarter of FY2015, versus approximately $61,000 in the year-earlier period.

Income from operations increased 99.1 percent in the fourth quarter of FY2015 to approximately $1,635,000, compared with approximately $821,000 in the prior-year period. The improvement in operating income resulted from an approximate $688,000 reduction in non-recurring restructuring and acquisition-related expenses to $98,000 in the fourth quarter of FY2015, compared with approximately $786,000 in such expenses during the prior-year period.

Interest expense, net of interest income, totaled $44,000 in the fourth quarter of FY2015, compared with net interest expense of $8,000 in the year-earlier period. The Company recognized an $18,380 investment gain in the fourth quarter of FY2014, whereas no such gain was recorded in the fourth quarter of FY2015.

Pretax income rose 91.4 percent to $1,591,000 in the fourth quarter of FY2015, versus $831,000 in the corresponding period of the previous fiscal year. The Company’s effective income tax rate in the fourth quarter of FY2015 was 42.0 percent, compared with an effective tax rate of 78.5 percent in the prior-year period.

Consolidated net income, before adjusting for the net loss attributable to non-controlling interest, increased 418 percent to $922,000 in the fourth quarter of FY2015, compared with $178,000 in the fourth quarter of FY2014.

Net income attributable to the Company’s shareholders (after deducting the net loss attributable to non-controlling interest) declined 6.7 percent to $1,387,000, or $0.23 per basic and $0.22 per diluted share, in the fourth quarter of FY2015, compared with net income attributable to RMCF shareholders of $1,487,000, or $0.24 per basic and $0.23 per diluted share, in the year-earlier period.

U-Swirl recorded a net loss of ($763,000) in the fourth quarter of FY2015, compared with a net loss of ($2,256,000) in the fourth quarter of FY2014.

Adjusted net income (a non-GAAP financial measure defined later in this release) for the fourth quarter of FY2015 declined 14.1 percent to $1,487,000, or $0.24 per diluted share, compared with $1,731,000, or $0.27 per diluted share, in the prior-year quarter.

Adjusted EBITDA (a non-GAAP financial measure defined later in this release) increased 5.0 percent in the fourth quarter of FY2015 to $2,242,000, versus $2,136,000 in the fourth quarter of FY2014.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, equity compensation expenses, impairment charges, restructuring charges, and acquisition-related costs to GAAP income from operations.

Adjusted net income, a non-GAAP financial measure, is computed by adding equity compensation expenses, impairment charges, restructuring charges and acquisition-related costs to GAAP net income and deducting the net fair value adjustment related to the convertible note between RMCF and SWRL from GAAP net income. These figures are adjusted to reflect a federal and state statutory tax rate of 37 percent.

These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. RMCF believes that the non-GAAP financial measures presented provide additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods, non-cash charges and variations in the effective tax rate among periods. For example, RMCF believes that adjusted EBITDA and adjusted earnings per share are useful to investors because they provide a measure of operating performance and its ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, RMCF uses adjusted EBITDA and adjusted earnings per share as measures of performance only in conjunction with GAAP measures of performance such as income from operations and net income.

Cash Dividends

On January 13, 2015, the Company announced approval by its Board of Directors of a 9 percent increase in the quarterly cash dividend, to $0.12 per share. This represented the twelfth increase in quarterly dividend payout since the Company began paying cash dividends in September 2003. On May 21, 2015, the Company announced that its 48th consecutive quarterly cash dividend will be paid on June 12, 2015 in the amount of $0.12 per share.

Investor Conference Call

The Company will host an investor conference call today, May 21, 2015, at 4:15 p.m. Eastern Time (EDT), to discuss its operating results for the fiscal year (FY2015) and fourth quarter ended February 28, 2015, along with other topics of interest. To participate in the conference call, please dial 1-877-374-8416 (international and local participants dial 412-317-6716) approximately five minutes prior to 4:15 p.m. EDT on May 21, 2015 and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call.”

A replay of the conference call will be available one hour after completion of the call until Tuesday, May 28, 2015 at 5:00 p.m. EST by dialing 877-344-7529 (international and local participants dial 412-317-0088) and entering the conference I.D.# 10065292.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of May 21, 2015 the Company, its subsidiaries and its franchisees operated 595 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 41 states, Canada, Japan, South Korea, The United Arab Emirates, The Kingdom of Saudi Arabia, Pakistan and Turkey. The Company’s common stock is listed on The NASDAQ Global Market under the symbol “RMCF.” The common stock of its U-Swirl subsidiary trades on the OTCQB market under the symbol “SWRL.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, changes in the confectionery business environment, seasonality, consumer interest in the Company’s products, general economic conditions, the success of U-Swirl, receptiveness of our products internationally, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding agreement with Cold Stone Creamery Brands, the success of international expansion efforts, the effect of government regulations and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, please contact

Rocky Mountain Chocolate Factory, Inc. (970) 375-5678

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	three months ended	Stores open as of
	February 28, 2015	February 28, 2015
United States
Rocky Mountain Chocolate Factory
Franchise Stores	2	201
Company-Owned Stores	0	4
Cold Stone Creamery	2	68
International License Stores	0	72
U-Swirl, Inc.
Franchise Stores	3	232
Company-Owned Stores	0	10
International License Stores	0	6
Total	7	593

SELECTED BALANCE SHEET DATA

(in thousands)

	February 28, 2015	February 28, 2014
Current Assets	$17,658	$16,842
Total Assets	$34,138	$32,153
Current Liabilities	$8,287	$7,958
Stockholder's Equity	$19,738	$19,852

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Three Months Ended February 28,		Three Months Ended February 28,
	2015	2014	2015	2014
Revenues
Factory sales	$7,711	$7,515	69.0%	67.9%
Royalty and marketing fees	2,069	2,007	18.5%	18.1%
Franchise fees	107	61	1.0%	0.6%
Retail sales	1,281	1,481	11.5%	13.4%
Total Revenues	11,168	11,064	100.0%	100.0%

Costs and expenses
Cost of sales	5,987	5,823	53.6%	52.6%
Franchise costs	640	554	5.7%	5.0%
Sales and marketing	636	630	5.7%	5.7%
General and administrative	1,015	1,378	9.1%	12.5%
Retail operating	813	715	7.3%	6.5%
Depreciation and amortization	344	357	3.1%	3.2%
Restructuring and acquisition related charges	98	786	0.9%	7.1%
Total Costs and Expenses	9,533	10,243	85.4%	92.6%

Income from operations	1,635	821	14.6%	7.4%

Other income (expense)
Interest expense	(60)	(49)	-0.5%	-0.4%
Interest income	16	41	0.1%	0.4%
Investment gain	-	18	0.0%	0.2%
Other, net	(44)	10	-0.4%	0.1%

Income before income taxes	1,591	831	14.2%	7.5%

Provision for income taxes	669	653	6.0%	5.9%

Consolidated Net income	922	178	8.3%	1.6%

Less: Net (loss) income attributable to non-controlling interest	(465)	(1,309)	-4.2%	-11.8%

Net income attributable to RMCF	$1,387	$1,487	12.4%	13.4%

Basic Earnings Per Common Share	$0.23	$0.24
Diluted Earnings Per Common Share	$0.22	$0.23
		-
Weighted Average Common Shares Outstanding	6,062,228	6,116,848
		-
Dilutive Effect of Employee Stock Options	238,081	358,121
		-
Weighted Average Common Shares Outstanding, Assuming Dilution	6,300,309	6,474,969

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Year Ended February 28,		Year Ended February 28,
	2015	2014	2015	2014
Revenues
Factory sales	$25,895	$25,219	62.4%	64.4%
Royalty and marketing fees	8,821	7,071	21.3%	18.0%
Franchise fees	587	452	1.4%	1.2%
Retail sales	6,206	6,443	15.0%	16.4%
Total Revenues	41,509	39,185	100.0%	100.0%
		-
Costs and expenses
Cost of sales	20,216	19,613	48.7%	50.1%
Franchise costs	2,264	2,063	5.5%	5.3%
Sales and marketing	2,474	2,154	6.0%	5.5%
General and administrative	4,832	5,003	11.6%	12.8%
Retail operating	3,510	3,303	8.5%	8.4%
Depreciation and amortization	1,441	1,027	3.5%	2.6%
Restructuring and acquisition related charges	807	786	1.9%	2.0%
Total Costs and Expenses	35,544	33,949	85.6%	86.6%
		-
Income from operations	5,965	5,236	14.4%	13.4%
		-
Other income (expense)
Interest expense	(243)	(49)	-0.6%	-0.1%
Interest income	59	85	0.1%	0.2%
Investment gain	-	18	0.0%	0.0%
Other, net	(184)	54	-0.4%	0.1%
		-
Income before income taxes	5,781	5,290	13.9%	13.5%
		-
Provision for income taxes	2,038	2,155	4.9%	5.5%
		-
Consolidated Net income	3,743	3,135	9.0%	8.0%
		-
Less: Net (loss) income attributable to non-controlling interest	(195)	(1,258)	-0.5%	-3.2%
		-
Net income attributable to RMCF	$3,938	$4,393	9.5%	11.2%
		-
Basic Earnings Per Common Share	$0.64	$0.72
Diluted Earnings Per Common Share	$0.61	$0.68
		-
Weighted Average Common Shares Outstanding	6,144,426	6,100,032
		-
Dilutive Effect of Employee Stock Options	268,913	336,879
		-
Weighted Average Common Shares Outstanding, Assuming Dilution	6,413,339	6,436,911

GAAP RECONCILIATION

EBITDA EXCLUDING IMPAIRMENT CHARGES AND EQUITY COMPENSATION

(in thousands)

	Three Months Ended February 28,		Change
	2015	2014
GAAP: Income from Operations	$1,635	$821	99.1%
Depreciation and Amortization	344	357
Equity Compensation Expense	165	172
Impairment and Restructuring	98	786
Non-GAAP, adjusted EBITDA	$2,242	$2,136	5.0%

GAAP RECONCILIATION
EBITDA EXCLUDING IMPAIRMENT CHARGES AND EQUITY COMPENSATION
(in thousands)

	Year Ended February 28,		Change
	2015	2014
GAAP: Income from Operations	$5,965	$5,236	13.9%
Depreciation and Amortization	1,441	1,027
Equity Compensation Expense	801	660
Impairment and Restructuring	807	786
Non-GAAP, adjusted EBITDA	$9,014	$7,709	16.9%

GAAP RECONCILIATION

ADJUSTED DILUTED EARNINGS PER SHARE

(in thousands, except share and per share data)

	Three Months Ended February 28,		Change
	2015	2014
GAAP: Net Income	$1,387	$1,487	-6.7%
Income tax adjustment to Statutory Rate of 37%	80	346
Equity Compensation Expense	104	108
Impairment and Restructuring	62	495
Net expense (gain) on derivative fair value	(146)	(705)
Non-GAAP, adjusted Net Income	$1,487	$1,731	-14.1%

Non-GAAP, adjusted Diluted Earnings Per Share	$0.24	$0.27	-11.1%

GAAP RECONCILIATION

ADJUSTED DILUTED EARNINGS PER SHARE

(in thousands, except share and per share data)

	Year Ended February 28,		Change
	2015	2014
GAAP: Net Income	$3,938	$4,393	-10.4%
Income tax adjustment to Statutory Rate of 37%	(101)	198
Equity Compensation Expense	505	416
Impairment and Restructuring	508	495
Net expense (gain) on derivative fair value	(18)	(705)
Non-GAAP, adjusted Net Income	$4,832	$4,797	0.7%

Non-GAAP, adjusted Diluted Earnings Per Share	$0.75	$0.75	0.0%